EXHIBIT 99.1

Steelcase Reports Preliminary Third Quarter Results

GRAND RAPIDS, Mich., Dec. 08, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported preliminary financial results for the third quarter which included revenue of $787 million and diluted earnings per share of $0.34. During the quarter, the company recognized a benefit related to the outcome of a tax audit in EMEA, which had a favorable impact on diluted earnings per share of $0.03 and was not included in the company’s previously issued guidance. In the prior year, Steelcase reported $787.6 million of revenue, diluted earnings of $0.28 per share and adjusted earnings of $0.30 per share.  Steelcase had previously guided current quarter revenue between $795 to $820 million and diluted earnings per share between $0.32 to $0.36. The results announced today are preliminary and subject to change based on the completion of the company’s quarter-end review process.

Revenue in the third quarter was relatively flat compared to the prior year, with the Americas and EMEA each posting modest organic revenue growth and the Other category posting a modest organic revenue decline. Revenue in the Americas was negatively impacted by lower than expected growth in day-to-day business and a significant amount of customer deliveries that were expected to ship within the third quarter moving to the fourth quarter.

“In the Americas, our revenue growth exceeded industry trends during the first two months of the quarter, as reported by our industry association,” said Jim Keane, president and CEO.  “Our project pipeline continued to show year-over-year strength. We expect the success of our new product introductions and other strategic actions implemented over the past twelve months to sustain our momentum in the market.”

“EMEA operating results were better than expected. A significant improvement in gross margin led to the achievement of operating income for the quarter compared to a significant operating loss in the prior year,” said Dave Sylvester, senior vice-president and CFO.  “EMEA also benefited from modest organic revenue growth (driven by timing of customer deliveries), lower than expected operating expenses (as some spending was deferred to the fourth quarter), and a favorable adjustment to accrued liabilities (which was non-recurring in nature).”

During the third quarter, the company repurchased 1.1 million shares of Class A Common Stock under its share repurchase authorization for a total cost of $15.2 million. A total of $126.5 million remained under the company’s share repurchase authorization at the end of the third quarter.

Orders in the Americas grew approximately 3.5 percent compared to the prior year, and backlog at the end of the quarter in the Americas was approximately 4 percent higher than the prior year. EMEA orders declined approximately 2 percent compared to the prior year, and backlog at the end of the quarter was approximately 11 percent lower than the prior year. Orders in the Other category grew by more than 10 percent in the third quarter, driven by continued strength in Asia Pacific.

“In the Americas, orders across the energy vertical market continued to decline significantly compared to the prior year, negatively impacting overall order growth in the segment by approximately 300 basis points,” said Dave Sylvester. “In addition, the growth in customer order backlog at the end of the third quarter compared to the prior year was almost entirely driven by orders with requested delivery dates which fall beyond the fourth quarter.”

Full Quarterly Results to be Announced on December 20, 2016

Steelcase Inc. will webcast a discussion of its third quarter 2017 financial results, on Wednesday, December 21 at 8:30 a.m. ET. Links to the webcast will be available at ir.steelcase.com and a replay of the webcast will be available after the call concludes. The news release detailing the full financial results for the third quarter, as well as guidance for fourth quarter revenue and earnings per share, will be issued the previous day, December 20, 2016, after the market closes.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 25, 2016	November 27, 2015

Diluted earnings per share	$0.34	$0.28
Restructuring costs per share	—	0.03
Income tax effect of restructuring costs, per share	—	(0.01)
Diluted earnings per share, adjusted	$0.34	$0.30

Non-GAAP Financial Measure
This earnings release contains a non-GAAP financial measure. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure used within this release is adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect. This measure is presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

CONTACT:
Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505